      As filed with the Securities and Exchange Commission on May 15, 2002

                                                   Registration No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                   NYFIX, INC.
             (Exact Name of Registrant as Specified in its Charter)

                          ----------------------------

               New York                                      06-1344888
(State or other jurisdiction of incorporation)  (I.R.S. Employer Identification No.)

           333 Ludlow Street
         Stamford, Connecticut                                  06902
(Address of principal executive offices)                     (Zip Code)

                          ----------------------------

                           Javelin Technologies, Inc.
                      1999 Stock Option/Stock Issuance Plan
                            (Full title of the plan)
                          ----------------------------

                               Richard A. Castillo
                             Chief Financial Officer
                                   NYFIX, Inc.
                                333 Ludlow Street
                           Stamford, Connecticut 06902
                     (Name and address of agent for service)

                                 (203) 425-8000
          (Telephone number, including area code, of agent for service)

                                 With a copy to:
                              Robert L. Frome, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================

                                                        Proposed         Proposed
                                                         Maximum         Maximum
                   Title Of             Amount          Offering        Aggregate        Amount Of
                  Securities            To Be             Price          Offering       Registration
               To Be Registered     Registered(1)     Per Share(2)       Price(2)          Fee(2)
----------------------------------------------------------------------------------------------------------
Common Stock, par value,
$.001 per share                          511,167        $8.68         $3,883,984       $3,573.27
----------------------------------------------------------------------------------------------------------

(1)         Pursuant  to Rule  416(c)  under the  Securities  Act of 1933,  this registration  statement  also covers such  indeterminate  additional shares of Common  Stock as may  become  issuable  as a result of any future anti-dilution  adjustment in accordance with the terms of the
            1999 Stock Option/Stock Issuance Plan (the "Plan").

(2)         Pursuant to Rule 457(h),  the offering  price per share,  solely for the purpose of  determining  the  registration  fee, is based on the average of the high and low prices of $9.05 and $8.30, respectively, of the Company's Common Stock as reported by the Nasdaq Stock Market
            ("Nasdaq") on May 10, 2002.  The aggregate  offering  price includes
            (i) 493,701  shares with respect to which  options have been granted under the Plan at an average  exercise  price of $7.56 per share and
            (ii) an additional  17,466 shares that may be offered under the Plan at a price per share equal to the offering  price  calculated in the immediately preceding sentence.

                                       ii

                                EXPLANATORY NOTES

                 Effective March 31, 2002, NYFIX, Inc. (the "Company")  acquired all  of the  capital  stock  of  Javelin  Technologies,  Inc.,  a  Delaware corporation ("Javelin"), from Javelin's stockholders (the "Acquisition") in exchange  for  approximately  $11  million  in  cash  and the  issuance  of approximately  $44 million of the Company's common stock. In addition,  the
     Company agreed to potentially pay additional  consideration  in the form of shares of the Company's common stock to the Javelin  stockholders  based on
     Javelin's revenues for the year ending December 31, 2002.

                 In  connection  with  the  Acquisition,   the  Company  assumed
     Javelin's 1999 Stock  Option/Stock  Issuance Plan (the "Plan").  This means that all then  outstanding  options to  purchase  shares of Javelin  common stock were  automatically  converted into options to purchase shares of the
     Company's  common  stock.  The  Company  has  prepared  this   Registration
     Statement  in  accordance  with  the  requirements  of Form S-8  under  the
     Securities Act of 1933, as amended (the "Securities  Act"), to register the
     (i) 493,701 shares of the Company's  common stock issuable upon exercise of options  outstanding under the Plan and (ii) 17,466 shares of the Company's common stock  issuable upon exercise of options not yet issued under to the
     Plan. The filing of this Registration Statement does not imply that holders of the options received under the Plan are currently contemplating the sale of such underlying shares.

                 This  Form  S-8  includes  a  Reoffer  Prospectus  prepared  in accordance  with Part I of Form S-3 under the  Securities  Act. The Reoffer
     Prospectus may be utilized in the future for  reofferings and resales of up to 167,560 shares of Common Stock acquired  pursuant to the Plan by selling shareholders  who may be deemed an "affiliate"  (as such term is defined in
     Rule 405 under the Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                 The Company will provide  documents  containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1)
     under the Securities  Act.  Pursuant to the  instructions  to Form S-8, the
     Company  is not  required  to file these  documents  either as part of this
     Registration   Statement  or  as  prospectuses  or  prospectus  supplements pursuant to Rule 424 under the Securities Act.

                                      iii

                                   PROSPECTUS

                                 167,560 SHARES
                                   NYFIX, INC.
                          Common Stock, $.001 par value

            This prospectus relates to the reoffer and resale by certain selling shareholders  of shares of our common stock that were issued or may be issued by us to the selling  shareholders upon the exercise of stock options granted under the Javelin  Technologies,  Inc. 1999 Stock Option/Stock Issuance Plan, which we
assumed  in  connection  with  our  acquisition  of  Javelin  Technologies.   We
previously  registered  the  offer  and  sale  of  the  shares  to  the  selling shareholders.  This prospectus also relates to certain  underlying  options that have not been  granted as of this date.  If and when such options are granted to persons  required  to use this  prospectus  to  reoffer  and  resell  the shares underlying such options, we will distribute a prospectus supplement.  The shares are being reoffered and resold for the account of the selling  shareholders  and we will not receive any of the proceeds from the resale of the shares.

            The selling  shareholders  have  advised us that the resale of their shares  may be  effected  from time to time in one or more  transactions  on the
Nasdaq  National  Market,  in negotiated  transactions  or otherwise,  at market prices prevailing at the time of the sale or at prices otherwise negotiated. See
"Plan  of  Distribution."  We will  bear all  expenses  in  connection  with the preparation of this prospectus.

            Our common stock is traded on the Nasdaq  National  Market under the symbol  "NYFX." On May 10,  2002,  the closing  price for the Common  Stock,  as reported by the Nasdaq National Market, was $8.82.

            Our principal executive offices are located at Stamford Harbor Park,
333 Ludlow Street, Stamford,  Connecticut, 06902, and our telephone number there is (203) 425-8000.

                           --------------------------

     This investment involves risk. See "Risk Factors" beginning at page 1.
                            -------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 15, 2002.

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities...............................................17

            Unless  otherwise  indicated,  all references in this  prospectus to
"NYFIX," "we," "us" and "our" refer to NYFIX, Inc., a New York corporation,  and its subsidiaries,  NYFIX USA, LLC, NYFIX Millennium, L.L.C. ("NYFIX Millenium"),
Javelin Technologies,  Inc. ("Javelin"), and NYFIX Overseas Inc., as well as its
NYFIX Transaction Services unit (pending approval by the National Association of
Securities Dealers, Inc.).

                                  RISK FACTORS

            You should  carefully  consider  the risks  described  below  before making an investment decision. If any of the following  circumstances occur, our business,  financial  condition  or results of  operations  could be  materially adversely  affected.  In that event, the trading price of our common stock could decline, and you may lose part or all of your investment.

Although  we have been  profitable  since  the  beginning  of 1999,  some of our newly-acquired  subsidiaries  have not been  profitable and therefore we may not remain profitable in the future.

            We commenced operations in June 1991 and incurred net losses through
1998. We have been  profitable  each quarter  commencing in the first quarter of
1999  after  introducing  the  NYFIX  network.  NYFIX  Millennium,  of  which we increased  our  ownership  interest  from 50% to 80% effective as of February 1,
2002,  was  formed  in  September  1999  and  since  that  time  has been in the development stage and has incurred  aggregate net losses of $20,121,000  through
December  31,  2001,  primarily  in  connection  with  development  and start-up activities.  Javelin, which we acquired effective as of March 31, 2002, incurred net  losses in its first year of  operations  in 1997 and for the years 2000 and
2001. We cannot assure you that the combined entity will be profitable.

A number of our subsidiaries  have a limited operating  history,  which makes it difficult to evaluate their prospects, so their future financial performance may disappoint securities analysts or investors and result in a decline in our stock price.

            NYFIX  Millennium  and  Javelin  were formed in  September  1999 and
November 1997,  respectively.  Because of their limited operating history,  they have limited financial data that you can use to evaluate their  businesses.  You must consider their prospects in light of the risks, expenses,  delays, problems and difficulties  frequently  encountered in the establishment of a new business in an emerging and rapidly evolving  industry.  NYFIX Millennium and Javelin may not be successful in their businesses, and profitability may never be attained.

Because our operating  results may fluctuate from quarter to quarter,  the price of our common stock may be unstable.

            Our revenues,  cost of revenues,  operating  expenses and results of operations  have  fluctuated  in the past and will  continue to fluctuate in the future on a  quarterly  basis due to a number of  factors.  Some  factors may be outside  of our  control  and could  have a  negative  effect on our  results of operations, such as:

            o    changes in prices of, and the  adoption  of  different  pricing strategies for, our products and services;

            o    the  unpredictable  timing and size of purchase orders from our customers;

            o    a  widespread  decline  in  the  overall  trade  volume  in the securities markets;

            o    changes in the costs of telecommunication circuits and costs of data center equipment;

            o    unexpected delays in introducing new or enhanced products; and

            o    the  timing  and  size  of  expenses,  including  expenses  for research and development of new products.

We must manage our growth in order to achieve our business objectives.

            We have  experienced a period of significant  growth in our business that may place a strain upon our management systems and resources.  We intend to continue to grow in the foreseeable  future and to pursue existing and potential market  opportunities.  Our  growth  has  placed,  and will  continue  to place, significant  demands on our management and operational  resources,  particularly with respect to:

            o    recruiting,   training,   supervising  and  retaining   skilled
                 technical, marketing and management personnel in an environment where there is intense competition for skilled personnel;

            o    implementing  new and enhanced  communications  and information systems;

            o    maintaining   and   expanding  a  cutting  edge   research  and
                 development staff;

            o    expanding our sales and marketing efforts;

            o    expanding our facilities and other  infrastructure  in a timely manner to accommodate a significantly larger workforce;

            o    developing  and managing a larger,  more complex  international organization; and

            o    expanding our treasury and accounting functions.

            In order to manage our growth effectively, we must also develop more sophisticated  operational  systems,  procedures  and  controls.  If we  fail to develop  these  systems,  procedures  and controls on a timely  basis,  it could

                                      -2-

impede our ability to deliver  products in a timely fashion and fulfill existing customer  commitments and, as a result,  our business,  financial  condition and operating  results  could be materially  adversely  affected.  In addition,  our revenue may not continue to grow at a pace that will  support our planned  costs and  expenditures.  To the extent that our revenue  does not  increase at a rate commensurate  with  these  additional  costs and  expenditures,  our  results of operations and liquidity would be materially adversely affected.

Any slowdown or failure of our computer  systems could cause us to lose revenues and customers and subject us to liability for customer losses.

            Our services depend on our ability to store,  retrieve,  process and manage  significant  databases and to  electronically  receive and process trade orders.  Our systems or data centers could slow down significantly or fail for a variety  of  reasons,  including  undetected  errors  in our  internal  software programs or computer  systems or heavy stress placed on our systems  during peak trading times. We constantly  monitor system loads and performance and regularly implement system upgrades to handle estimated  increases in demand for capacity.
However,  we may not be able to accurately  predict  future volume  increases or volatility and our systems may not be able to accommodate these demand increases or volatility without failure or degradation. In addition, our redundant systems or  backup  computer  facility  may not be able to  protect  us in the  event of significant  system  failures.  Any  significant  degradation  or failure of our computer systems or any other systems in the clearing or trading processes could cause our  broker-dealer  customers  and  their  customers  to suffer  delays in business  processing,  which could cause substantial losses to our broker-dealer customers  and their  customers,  damage our  reputation,  increase  our service costs,  cause  us to  lose  revenues  and  customers  or  divert  our  technical resources.  We might not be able to defend  ourselves  adequately to enforce our contractual  liability  disclaimers in the event we are subjected to claims from our broker-dealer customers and their customers for losses, including litigation claiming fraud or negligence.

            Our  electronic   systems  and  data  centers  could  be  materially
adversely  affected by general power or  telecommunications  failures,  computer viruses or natural disasters.  They are also vulnerable to damage or failure due to human error and sabotage, both external and internal.

We  rely  on  multiple   telecommunications  carriers  for  data  delivery.  Any
disruptions  to these  services  could  have a  material  adverse  effect on our business.

            We  depend  on  the   proper   and   timely   function   of  complex
telecommunications systems maintained and operated by third parties,  securities exchanges,  clearing  brokers and other data  providers.  Natural  disasters  or failures,  or  inadequate  or slow  performance  of any of these  systems  could adversely  affect  our  ability to  provide  our  services.  In  addition,  such disruptions  could  lead to the loss of  customers,  damage our  reputation  and negatively impact our revenues and profitability.

                                      -3-

We face substantial  competition in our individual  product areas from companies that have larger and greater  financial,  technical and marketing  capabilities, which  could  make it more  difficult  to gain  market  share and may hinder our ability to compete successfully.

            We operate in a highly  competitive market and expect competition to intensify in the future. Certain of our competitors may have:

            o      longer operating histories;

            o      significantly  greater  financial,  technical  and  marketing resources;

            o      more extensive customer bases; and

            o      extensive knowledge of the industry.

NYFIX Millennium faces competition from traditional stock exchanges,  other ATSs and ECNs.  Existing companies may seek to expand their own businesses to compete with NYFIX Millennium  because of the ongoing growth of the securities  markets, the  interrelationship  between  information and trading,  and the importance of technology in creating  efficient trading systems.  These potential  competitors could include  companies  that enable  customers to trade  products and services other than securities, such as telecommunications  capacity, as well as software companies,  information  and media  companies,  and other companies that are not currently in the brokerage  business.  Competitive  pressures we face may reduce our market share and materially adversely affect our business, operating results and financial condition.

We may experience  delays in enhancing our existing products and services and in developing new products and services,  which may affect our  competitiveness and cause us to lose market share.

            Our  competitiveness  and ability to maintain or increase our market share will depend,  in part, on our ability to develop,  test,  sell and support enhancements  to our current and new  products and services on a timely basis in
response  to  changing   customer   needs,   competition,   market   conditions,
technological  developments  and  emerging  standards in the  financial  trading industry.  Our failure to  successfully  adapt our products and services to this rapidly changing market could reduce our revenue and cause our operating results to suffer. We may not successfully identify new product opportunities or develop
and  bring  new  and  enhanced   products  and  services  to  the  market  in  a
cost-effective  and  timely  manner.  If we fail to  release  new  products  and upgrades on time or if they fail to achieve market acceptance, we may experience customer  dissatisfaction,  cancellation  of orders  and loss of  customers  and revenues.

                                      -4-

Our ability to sell our products  and  services  and grow our business  could be significantly impaired if we lose the services of key personnel.

            Our  business  is  highly  dependent  on a number  of key  executive officers,  including Peter K. Hansen, our Chief Executive Officer and President,
Lars Kragh,  our Chief  Information  Officer,  and the various  chief  executive officers  of our  subsidiaries.  The  loss  of the  services  of any of our  key personnel  could have a material  adverse  effect on our business and results of operations. Our future success will also depend on our ability to recruit, train and retain other  qualified  personnel.  Competition for key personnel and other highly qualified technical and managerial  personnel in our industry is intense.
Failure to attract,  assimilate  and retain key personnel  would have a material adverse effect on our business, results of operations and financial condition.

We rely, in part, on others to supply the underlying software and systems we use to provide our  services.  If we are unable to obtain  third  party  support and delivery on a timely and reliable basis,  our ability to perform  services could be hindered and the relationships we have with our customers could be harmed.

            We rely on a number of third parties to supply  underlying  software and systems,  as well as equipment and related  maintenance.  If, in the future, enhancements  or  upgrades  of  third  party  software  and  systems  cannot  be integrated with our technologies or if the technologies on which we rely fail to respond to industry  standards or technological  changes,  we may be required to redesign our  proprietary  systems.  Software  products  may contain  defects or errors,  especially  when first  introduced or when new versions or enhancements are  released.  The  inability  of third  parties  to supply us with  underlying software and systems on a reliable,  timely  basis could harm our  relationships with our customers and our ability to achieve our projected level of growth.

Our products may suffer from defects or errors, which may harm our reputation or subject us to product liability claims.

            The products we offer are inherently  complex.  Despite  testing and quality control,  current versions, new versions or enhancements of our products may contain errors. Any errors, slowdown or failure in our products may harm our reputation  or subject us to product  liability  claims.  Significant  technical challenges  also arise with our  products  because our  customers  purchase  and integrate them with a number of third party computer  applications and software.
Such  integration  may not always be successful.  Any defects or errors that are discovered after commercial release could result in the loss of revenue or delay in market acceptance of our products. Moreover, we could face higher development costs  if our  products  contain  undetected  errors,  or if we fail to meet our customers'  expectations.  Although  we  maintain  general  liability  insurance coverage,  this coverage may not continue to be available on reasonable terms or at all. In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

                                      -5-

We may not be able to protect  our  intellectual  property  rights,  which could weaken our competitive position, reduce our revenues and increase our costs.

            We rely on  trade  secrets,  copyright,  trademark,  patent  law and licensing arrangements to protect our proprietary  technology.  We are currently exploring  obtaining  additional patents for some of our proprietary  technology
and  know-how.   Notwithstanding   the   precautions  we  take  to  protect  our
intellectual property rights, it is possible that third parties may successfully challenge the validity or scope of our patents and  trademarks,  develop similar technology  independently,  copy or  otherwise  obtain  and use our  proprietary technology  without  authorization or otherwise  infringe on our rights.  We may have to rely on litigation to enforce our intellectual property rights,  protect our trade secrets, determine the validity and scope of the proprietary rights of others  or  defend  against  claims  of  infringement  or  invalidity.  Any such litigation,  whether  successful or  unsuccessful,  could result in  substantial costs to us and  diversions of our  resources  and the attention of  management, either of which could negatively affect our business. In addition, other parties who have entered into  non-disclosure  agreements and license agreements with us may breach those  agreements or other  protective  contracts,  and we may not be able to  enforce  our  rights in the event of these  breaches.  Our  failure  or inability  to enforce  our  intellectual  property  rights or protect  our trade secrets  could  negatively  impact our business  prospects  and/or our financial results.

Conducting business in international markets subjects us to additional risks.

            For the years ended  December 31, 2000 and 2001,  approximately  11%
and 15%,  respectively,  of our revenues  were  derived  from our  international operations.  Thus,  we are  subject  to  risks  inherent  in doing  business  in international markets, including:

            o      difficulties  in  recruiting  and  retaining   personnel  and
                   managing international operations;

            o      a high  degree of costs  associated  with  servicing  smaller national markets; and

            o      fluctuations in currency exchange rates.

Any of the above could affect the profitability of our international  operations or hinder our ability to expand further internationally.

                                      -6-

The securities brokerage industry is subject to extensive government regulation.
If NYFIX Millennium fails to comply with these regulations, it may be subject to disciplinary or other action by regulatory organizations.

            The  securities  industry is subject to extensive  regulation  under both federal and state laws. In addition to these laws,  NYFIX  Millennium  must comply with rules of the Securities  and Exchange  Commission  (SEC),  including
Regulation ATS, and The National Association of Securities Dealers, Inc. (NASD),
various stock  exchanges,  state  securities  commissions  and other  regulatory bodies charged with  safeguarding  the integrity of the  securities  markets and other financial markets and protecting the interests of investors  participating in these markets. As a registered broker-dealer,  NYFIX Millennium is subject to numerous regulations covering the securities business, including:

            o      marketing practices;

            o      capital structure, including net capital requirements;

            o      record keeping; and

            o      conduct of directors, officers and employees.

Any failure to comply with these  regulations  could subject NYFIX Millennium to censure,  fines,  the  issuance of  cease-and-desist  orders or the  suspension, and/or disqualification of its officers, directors or employees.

NYFIX Millennium's compliance and risk management methods may not be effective.

            NYFIX  Millennium's  ability  to  comply  with  regulations  depends largely on the establishment and maintenance of an effective  compliance system, as well as its ability to attract  and retain  qualified  compliance  personnel.
NYFIX  Millennium  could be  subject to  disciplinary  or other  actions  due to
claimed   noncompliance   with  regulations  in  the  future.   If  a  claim  of
noncompliance is made by a regulatory  authority,  the efforts of the management of NYFIX  Millennium  could be  diverted to  responding  to such claim and NYFIX
Millennium could be subject to a range of possible  consequences,  including the payment of fines,  civil  lawsuits and the suspension of one or more portions of its  business.  In addition,  its mode of  operation  and  profitability  may be directly affected by:

              o    additional legislation;

                                      -7-

              o    changes in rules  promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges or other self-regulatory organizations; or

              o    changes in the interpretation or enforcement of existing laws and rules.

            In addition,  NYFIX Millennium's status as a recognized ATS requires that its trade execution and communication systems be able to handle anticipated present and future peak trading volumes.  If any of our systems become disabled, the  ability  to  process  trades  and  handle  peak  trading  volumes  will  be compromised.  The status of NYFIX Millennium as an SEC registered  broker-dealer and NASD member is  conditioned,  in part,  on its ability to process and settle trades.

Recent terrorist attacks have created significant instability and uncertainty in the world, which can exacerbate many of the risk factors listed above.

            The  recent   terrorist   attacks  in  the  United  States  and  the
declaration  of  war  by  the  United  States  against   terrorism  has  created
significant instability and uncertainty in the world, which may continue to have a  material  adverse  effect on world  financial  markets,  including  financial markets in the United States.  Such adverse political events may have a negative impact  on  economic  conditions  in the  United  States.  Unfavorable  economic conditions  in the United  States may have an  adverse  effect on our  financial operations  including,  but not limited to, our ability to expand the market for our products,  enter into strategic  relationships and effectively  complete our business plan.

            In  addition,  terrorist  attacks  similar to the ones  committed on
September 11, 2001 may directly  affect our ability to keep our  operations  and services  functioning  properly.  Future  attacks could create  problems for our
computer  systems,   disrupt  services,   and  delay  product   development  and
enhancement.  Any of these  occurrences  could have a material adverse effect to our business and results of operations.

                                      -8-

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a registration  statement on Form S-8 with the SEC for our common stock offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  You should refer to the registration statement and its exhibits for additional information. Whenever we make  references in this  prospectus to any of our  contracts,  agreements or other  documents,  the  references are not  necessarily  complete and you should refer to the exhibits  attached to the registration  statement for the copies of the actual contract, agreement or other document.

            You should rely only on the information and representations provided or incorporated by reference in this  prospectus or any related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling  shareholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            The SEC  maintains  an Internet  site at  http://www.sec.gov,  which contains  reports,  proxy and  information  statements,  and  other  information regarding  us. You may also read and copy any  document  we file with the SEC at its Public  Reference  Room, 450 Fifth Street,  N.W.,  Washington,  D.C.  20549.
Please call the SEC at 1-800-SEC-0330  for further  information on the operation of the Public Reference Room.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this  prospectus and  information  that we file later with  the SEC  will  automatically  update  and  replace  this  information.  We incorporate  by reference the documents  listed below and any future  filings we make with the SEC under  Section  13(a),  13(c),  14 or 15(d) of the  Securities
Exchange Act of 1934, as amended:

            (1)         Our  Annual  Report  on Form  10-K  for the  year  ended
                        December 31, 2001;

            (2)         Our Current Report on Form 8-K, filed on April 15, 2002;

            (3)         Our  Current  Report on Form  8-K/A,  filed on April 17,
                        2002; and

                                      -9-

            (4)         The description of our common stock in our  Registration
                        Statement on Form 8-A dated August 27, 1993.

            We will  provide  you with a copy of these  filings,  excluding  the exhibits  to  such  filings  which  we have  not  specifically  incorporated  by reference in such filings,  at no cost, upon written or oral request, by writing or  telephoning  us at NYFIX,  Inc.,  Stamford  Harbor Park,  333 Ludlow Street,
Stamford,  CT  06902,  Attention:   Chief  Financial  Officer,  telephone  (203)
425-8000.

                           FORWARD-LOOKING STATEMENTS

            This    prospectus    includes   or    incorporates   by   reference
forward-looking  statements  within the meaning of Section 27A of the Securities
Act of 1933 and  Section 21E of the  Securities  Exchange  Act of 1934.  In some cases,  you can  identify  forward-looking  statements  by words  such as "may,"
"will,"   "should,"   "could,"   "expect,"  "plan,"   "anticipate,"   "believe,"
"estimate," "intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other  comparable  terminology.  These statements are only  predictions.  Actual  events or  results  may  differ  materially.  In evaluating these statements,  you should specifically  consider various factors, including the risks outlined under "Risk Factors."  Although we believe that the expectations  reflected in the  forward-looking  statements are  reasonable,  we
cannot   guarantee   future   results,   levels  of  activity,   performance  or
achievements.  We are  under  no  duty  to  update  any  of the  forward-looking statements  after the date of this  prospectus  to conform  these  statements to actual results.

                                 USE OF PROCEEDS

            The  shares of common  stock  offered by this  prospectus  are being registered  for the  account  of the  selling  shareholders  identified  in this prospectus.  See "Selling  Shareholders."  All net proceeds from the sale of the shares of common  stock  will go to the  shareholders  that offer and sell their shares.  We will not receive any part of the proceeds  from such sales of common stock. We will,  however,  receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                                      -10-

                                   THE COMPANY

            NYFIX,  Inc., a New York  corporation  formed in 1991,  is a leading
provider  of  electronic   trading   infrastructure   and  technologies  to  the
professional trading segment of the brokerage community.  NYFIX, Inc., a holding company,  conducts its  operations  through its  subsidiaries,  while  providing overall strategy,  financial  planning and evaluation of potential  acquisitions for the Company.

            NYFIX currently has five subsidiaries:

            1.     NYFIX  USA,  LLC, a wholly  owned  subsidiary,  operates  the
                   Company's   core  business  and  develops   real-time   order
                   management trader workstations,  exchange automation systems,
                   trade  order  and  execution  routing  and   straight-through
                   processing  solutions for brokerage firms and other financial institutions.  NYFIX  USA  operates  the NYFIX  network,  the
                   industry's  largest  Financial   Information  Exchange  (FIX)
                   order-routing network. NYFIX USA is a pioneer in the adoption of the FIX protocol  and all its products are  FIX-compliant.
                   NYFIX  USA  sells  our   equity   systems   primarily   on  a
                   subscription  basis,  with customers paying a monthly fee for software and services.

            2.     Javelin Technologies,  Inc., a wholly owned subsidiary,  is a leading supplier of electronic trade communication technology and the  leader in FIX  technology.  Javelin  has over  1,000 installations  at more  than 300  major  buy-  and  sell-side
                   institutions,   securities   clearing   houses,   hedge  fund
                   managers,  exchanges and ECNs  worldwide.  Javelin  solutions
                   provide  universal  connectivity,   streamline  workflow  and
                   eliminate  the high cost and risk of  developing  proprietary network  links and  protocol  implementations.  Winner of the
                   2001 Deloitte & Touche Rising Star award for  fastest-growing technology companies,  Javelin's electronic trading solutions power hundreds of clients including  American Stock Exchange,
                   Barclays  Global  Investors,  Chicago Board Options  Exchange
                   (CBOE), Morgan Stanley,  Fidelity Management Research, Nasdaq
                   Japan,   Instinet,   ABN  Amro,  Thomson  Financial,   Market
                   XT/Tradescape, and Yahoo.

            3.     NYFIX  Transaction  Services will operate as a  broker-dealer
                   pending  approval  of  its  membership   application  by  the
                   National  Association of Securities Dealers,  Inc. (NASD). In
                   December 2001, NYFIX acquired an existing  broker-dealer that will serve as the basis of this unit and will change its name to NYFIX  Transaction  Services,  Inc.  once it receives such
                   NASD approval.  NYFIX  Transaction  Services will be a wholly owned subsidiary  which plans to provide  execution and smart
                   order   routing   solutions   primarily   to   domestic   and
                   international  broker-dealers  and specialized  trading firms for a single per share fee.

                                      -11-

            4.     NYFIX   Overseas,   Inc.,  our   London-based   wholly  owned
                   subsidiary,  specializes in electronic  trading solutions for
                   the  derivatives   markets  and  develops  order   management
                   workstations  and  exchange  interface  systems,   supporting
                   trading on more than 20 of the world's leading  international derivatives exchanges.  NYFIX Overseas offers its products on both a  sales  and  subscription  basis  and is  focusing  on developing a transaction-based offering.

            5.     NYFIX Millennium, L.L.C., an 80% owned subsidiary, is an NASD broker-dealer  and  operates an  Alternative  Trading  System
                   (ATS).   The  NYFIX  Millennium  ATS  provides  a  real-time,
                   anonymous   matching   system  for  equity   trading.   NYFIX
                   Millennium  leverages the NYFIX network's large order routing shares volume to provide a more  efficient  liquidity  source for the  financial  community.  On  February  1, 2002,  NYFIX increased its ownership interest in NYFIX Millennium from 50%
                   to 80%. The  remaining  20% is owned by a  consortium  of ten brokerage firms. NYFIX Millennium charges for its services on a transaction-fee basis.

            We  are  a  leading   provider  of   electronic   trading   systems,
industry-wide trade routing connectivity,  straight-through processing (STP) and execution services and systems to the global equities and derivatives  financial markets.  With our desktop  solutions,  stationary  and wireless  exchange floor systems,  electronic  automation  systems and  straight-through  processing,  we streamline  data entry,  routing and  execution and  eliminate  many  processing inefficiencies.  Our  infrastructure,  which consists of an extensive network of electronic circuits, links industry participants across equities and derivatives markets. Our technology is being used by over 200 customers, many of who are the largest and most  respected  firms in the industry and we have gained  prominent market share with the New York Stock Exchange  (NYSE) member firms. We processed an average NYSE daily volume of 212 million shares in the first quarter of 2000, a number which has grown to approximately 500 million shares in 2001, with daily volumes reaching as high as 1.2 billion shares.

            Our products and services are broadly  categorized  into  electronic trading  infrastructure  and  applications  and provide our customers a complete solution to enter,  manage and route orders and execution  data  electronically.
The NYFIX network is a proprietary centralized electronic infrastructure linking various  market  participants  to provide  efficient,  secure and reliable order routing.  A single dedicated circuit between our customers and the NYFIX network
enables   connectivity   to  buyside  and   sellside   institutions   and  major
international  exchanges  and  alternative  execution  venues such as electronic communication  networks (ECNs) and alternative  trading systems (ATSs).  We also have  developed and offer an  integrated  portfolio of modular  desktop  trading applications,  exchange floor  automation and exchange access  applications  for trading domestic and international equities, futures and options. Our outsourced application  solutions  reside  upon our  centralized  system and are  delivered

                                      -12-

through the NYFIX network.  Our products and services operate using the industry standard Financial Information Exchange (FIX) protocol.

            We have been profitable since the first quarter of 1999 and have had twelve  consecutive  quarters of profitability.  Our net income has increased to
$8,136,000  in 2001 from  $5,676,000  in 2000 and  $960,000  in 1999.  Our total revenues have  increased to  $41,397,000  in 2001 from  $23,980,000  in 2000 and
$12,209,000 in 1999, representing a compound annual growth rate of 84%. To date, we have principally derived our revenues from long-term  subscriptions,  product sales and services. In addition to developing our subscription revenues, we have begun to develop transaction-based  revenues. Rather than a monthly per terminal fee,  transaction-based revenues will be derived by charging a per share fee for trades  executed by NYFIX,  either  within the NYFIX  Millennium  ATS or through
NYFIX Transaction  Services.  We are well positioned to distribute order routing terminals in certain  domestic and  international  market segments  seeking more direct exchange and execution access and trade processing services in return for per share based transaction  fees. We believe there is a substantial  market for these types of  transaction  revenue  streams.  Our order  routing  connectivity capabilities  and  technology  platform  also  enable us to support  transaction revenue  generation in our  subsidiary,  NYFIX  Millennium,  as well as in NYFIX
Transaction Services and our Madrid,  Spain-based  affiliate,  Eurolink Network,
Inc.

            The large  quantity of orderflow  processed by the NYFIX network has uniquely positioned us to develop,  together with NYFIX Millennium,  an ATS that functions  similarly  to an ECN in that it matches  buy and sell  orders.  NYFIX
Millennium  can match  either  buy and sell  orders or pass them  through to the exchange or  execution  venue of the trader's  choice,  in  real-time,  which we believe is a unique feature and key  differential  from other ATSs and ECNs that rely on captive order liquidity.  NYFIX Millennium augments  traditional auction markets by combining  the  electronic  execution  technology  of an ECN with the liquidity of traditional primary markets. Institutional traders benefit from the order invisibility and anonymity provided by NYFIX Millennium,  which eliminates the negative price impact associated with displaying large blocks of shares. The
NYFIX  Millennium ATS went into full  production on September 5, 2001 and we are currently  focusing on  expanding  NYFIX  Millennium's  user base and  execution volumes.

            Our goal is to become the leading  provider of real-time  electronic trade entry,  routing and execution  solutions to the global financial  services industry. To achieve this, we plan to:

            o      increase the number of  participants in the NYFIX network and continue  to  expand  the  suite  of  products  and  services available to our customers;

            o      develop transaction revenue streams in NYFIX Millennium;

            o      develop  transaction  revenue  streams  from  our  electronic
                   trading   infrastructure   and  technologies   through  NYFIX
                   Transaction Services and EuroLink;

                                      -13-

            o      establish and expand  orderflow  through NYFIX Millennium and leverage strategic partnerships;

            o      expand the universe of  securities  being traded  through our network; and

            o      continue to protect our customers'  roles in the distribution market.

            Our  headquarters  are located at Stamford  Harbor Park,  333 Ludlow
Street, Stamford, Connecticut, 06902 and our telephone number at that address is
(203) 425-8000.  We also maintain operations in New York,  Chicago,  London, San
Francisco,  Paris  and Hong  Kong.  We  maintain  a Web  site at  www.nyfix.com.
Information contained on our Web site is not a part of this prospectus.

                              SELLING SHAREHOLDERS

              This prospectus relates to the reoffer and resale of shares issued or  that  may be  issued  to the  selling  shareholders  under  the  Plan.  This prospectus also relates to such indeterminate number of additional shares of our common stock that may be acquired by the selling shareholders as a result of the anti-dilution provisions of the Plan. There can be no assurance that the selling shareholders will sell any or all of such shares.

                 Pursuant  to  the  requirements  of  the  Securities  Act,  the following  table  sets  forth  (i) the  number of  shares  of our  common  stock beneficially  owned  by  each  selling  shareholder  as  of  the  date  of  this prospectus,  (ii) the  number of shares of our common  stock to be  offered  for resale by each selling shareholder and (iii) the number and percentage of shares of our common stock that each selling  shareholder  will  beneficially own after completion  of this  offering,  assuming that all shares that may be offered for resale  are  sold  and  no  other  shares  beneficially  owned  by  the  selling shareholders are also sold.

                                   Number of                       Number of
                                   Shares of       Number of       Shares of       Percentage of
                                  Common Stock     Shares of      Common Stock      Outstanding
                                  Beneficially       Common       Beneficially     Common Stock
                                 Owned Prior to   Stock Being      Owned After     Owned After
Name                               Offering (1)     Offered (2)    Offering (3)     Offering
-----                              --------         --------       ---------       -------------

Michael Chaladoff                     70,858         70,858            0               0
John J. Coulter                       69,012         69,012            0               0
Andrew Williams                       10,224         10,224            0               0

------------------
*  Less than 1%

                                       14

(1)      Unless  otherwise  indicated,  we believe  that all people named in the above table have sole voting and  investment  power with respect to all shares of common stock  beneficially  owned by them. A person is deemed to be the beneficial  owner of securities  that can be acquired by such person  within  60 days  from the date  hereof  upon  the  exercise  of options,  warrants or convertible  securities.  Each beneficial owner's percentage  ownership is determined by assuming that options,  warrants and  convertible  securities held by such person (but not those held by any other person) and which are  exercisable or  convertible  within 60 days have been exercised or converted.

(2)      Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable.

(3)      Beneficial  ownership of shares held by each selling  shareholder after this  offering  assumes that each selling  shareholder  sold all of the shares it is offering in this  prospectus  but actually  will depend on the number of shares sold by such selling shareholder in this offering.

                              PLAN OF DISTRIBUTION

            This offering is self-underwritten. Neither the selling shareholders nor we have employed an underwriter  for the sale of common stock by the selling shareholders.  We will bear all expenses in connection  with the  preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the  common  stock.  There  can be no  assurance  that  the  selling shareholders  will sell any or all of the shares of common stock offered by them under this prospectus or otherwise.

            At the time a selling  shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered.  If a supplemental  prospectus  is required,  one will be delivered  setting forth the number of shares being offered and the terms of the offering.

            The selling  shareholders  may offer for sale their shares of common stock directly or through pledgees,  donees,  transferees or other successors in interest in one or more of the following transactions:

            o      on the Nasdaq  National  Market or on any stock  exchange  on which the shares of common stock may be listed at the time of sale;

            o      in negotiated transactions;

            o      in the over-the-counter market; or

            o      in a combination of any of the above transactions.

            The selling  shareholders  may offer their shares of common stock at any of the following prices:

            o      Fixed prices which may be changed;

                                       15

            o      market prices prevailing at the time of sale;
            o      prices related to such prevailing market prices; or
            o      at negotiated prices

            The selling  shareholders  may effect such  transactions  by selling shares to or through  broker-dealers,  and all such  broker-dealers  may receive compensation  in the form of discounts,  concessions,  or  commissions  from the selling  shareholders  and/or the  purchasers of shares of common stock for whom such  broker-dealers  may act as agents or to whom they sell as  principals,  or both. Compensation as to particular broker dealers may be in excess of customary commissions.

            Any   broker-dealer   acquiring   common   stock  from  the  selling
shareholders  may sell the shares either directly,  in its normal  market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such  sales  may be at  prices  then  prevailing  on the  Nasdaq
National  Market or at prices  related to such  prevailing  market  prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders and any broker-dealers  that act in connection with the sale of the common stock hereunder might be deemed to be  "underwriters"  within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any  profit  on the  resale of shares  purchased  by them  might be deemed to be underwriting  discounts  and  commissions  under the  Securities  Act.  Any such commissions,  as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

            The selling  shareholders  reserve the right to accept, and together with any  agent of the  selling  shareholder,  to reject in whole or in part any proposed  purchase of the shares of common stock. The selling  shareholders will pay any sales  commissions  or other  seller's  compensation  applicable to such transactions.

            We have not  registered  or qualified  offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply  with  certain  states'  securities  laws,  if  applicable,  the  selling shareholders  will  offer  and  sell  their  shares  of  common  stock  in  such jurisdictions  only  through  registered  or  licensed  brokers or  dealers.  In addition,  in certain  states  the  selling  shareholders  may not offer or sell shares of common stock unless we have  registered  or qualified  such shares for sale in such  states  or we have  complied  with  an  available  exemption  from registration or qualification.

            The selling shareholders have represented to us that any purchase or sale of shares  of our  common  stock by them  will  comply  with  Regulation  M promulgated  under the  Exchange  Act. In general,  Rule 102 under  Regulation M prohibits  any person  connected  with a  distribution  of our  common  stock (a
"Distribution")  from directly or indirectly  bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock,  for a period of one business day before his or her participation in the distribution and ending on the completion of his or her  participation  in the  distribution (we refer to that time period as the
"Distribution Period").

                                       16

            During  the  Distribution   Period,  Rule  104  under  Regulation  M
prohibits  the  selling  shareholders  and  any  other  persons  engaged  in the
Distribution  from engaging in any stabilizing  bid or purchasing  shares of our common stock except for the purpose of  preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction  to facilitate  any offering at the market.  Inasmuch as the selling shareholders  will be  reoffering  and reselling our common stock at the market,
Rule  104  prohibits  them  from  effecting  any   stabilizing   transaction  in
contravention of Rule 104 with respect to our common stock.

                                  LEGAL MATTERS

            The  validity  of  the  shares  of  common  stock  offered  by  this prospectus  has been passed upon for us by Olshan  Grundman  Frome  Rosenzweig &
Wolosky LLP,  New York,  New York.  Certain  partners of Olshan  Grundman  Frome
Rosenzweig & Wolosky LLP beneficially own shares of our common stock.

                                     EXPERTS

            The  consolidated  financial  statements as of December 31, 2001 and
2000 and for each of the three  years in the period  ended  December  31,  2001, incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended  December  31,  2001,  have been audited by Deloitte & Touche
LLP,  independent  auditors,  as stated in their report,  which is  incorporated herein by reference,  and have been so  incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities  Act  may  be  permitted  to  our  directors,   officers  or  persons
controlling  us, we have been  advised  that it is the SEC's  opinion  that such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                       17

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this  Registration  Statement and information that we file later with the SEC will automatically  update and replace this information.
We incorporate by reference the following documents:

            (1)    Our Annual  Report on Form 10-K for the year  ended  December
                   31, 2001;

            (2)    Our Current Report on Form 8-K, filed on April 15, 2002;

            (3)    Our Current  Report on Form 8-K/A,  filed on April 17,  2002;
                   and

            (4)    The  description  of our  common  stock  in our  Registration
                   Statement on Form 8-A dated August 27, 1993.

            All reports and other  documents  subsequently  filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as
amended, prior to the filing of a post-effective  amendment which indicates that all  securities  offered  hereby  have  been  sold  or  which  de-registers  all securities  remaining  unsold,  shall be deemed to be  incorporated by reference herein and to be a part hereof  from the date of the filing of such  reports and documents.

Item 4.  Description of Securities

            Not applicable.

Item 5.  Interest of Named Experts and Counsel

            Certain  partners of Olshan Grundman Frome Rosenzweig & Wolosky LLP, our counsel, beneficially own shares of our common stock.

Item 6.  Indemnification of Officers and Directors

            The  Company was  incorporated  in New York.  The New York  Business
Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys'
fees  incurred by him or her, in  connection  with the defense or  settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably  believed to be in the best  interests of the  corporation, except that no  indemnification  shall be made without court approval in respect

                                     II-1

of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which  such  director  or officer  has been found liable to the corporation.  In a nonderivative  action or threatened action, the
BCL provides  that a  corporation  may  indemnify a director or officer  against judgments, fines, amounts paid in settlement and reasonable expenses,  including attorneys'  fees  incurred  by him or her in  defending  such  action,  if  such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

            Under the BCL, a director or officer who is successful,  either in a derivative or nonderivative  action, is entitled to  indemnification as outlined
above.  Under  any  other  circumstances,   such  director  or  officer  may  be
indemnified  only if  certain  conditions  specified  in the BCL  are  met.  The indemnification  provisions  of the BCL are not exclusive of any other rights to which a director or officer seeking  indemnification may be entitled pursuant to the  provisions  of  the  certificate  of  incorporation  or  the  bylaws  of  a corporation or, when authorized by such  certificate of incorporation or bylaws, pursuant to a shareholders'  resolution, a directors' resolution or an agreement providing for such  indemnification.  The above is a general  summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

            Section  726 of the  BCL  also  contains  provisions  authorizing  a corporation  to obtain  insurance on behalf of any director and officer  against liabilities,  whether or not the  corporation  would have the power to indemnify against  such  liabilities.  We  maintain  insurance  coverage  under  which our directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy,  arising from claims made against such directors  and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

Item 7.  Exemption From Registration Claimed

            Not applicable.

Item 8.  Exhibits

            4.1    Composite  Certificate of  Incorporation  of the  Registrant.
                   (Previously filed as Exhibit 3.1 to Registrant's Registration
                   Statement  on Form S-3 filed June 1, 2001,  and  incorporated herein by reference.)
            4.2    By-Laws of the Registrant.  (Previously  filed as Exhibit 3.2 to Registrant's Registration Statement on Form 10 filed March
                   5, 1993, and incorporated herein by reference.)
            4.3    Rights Agreement between Chase Mellon  Shareholder  Services,
                   L.L.C.   and  the   Registrant,   dated  September  1,  1997.
                   (Previously  filed as Exhibit 1 to Registrant's  Registration
                   Statement  on  Form  8-A  filed   September  10,  1997,   and
                   incorporated herein by reference.)

                                      II-2

            4.4    First  Amendment  to Rights  Agreement  between  Chase Mellon
                   Shareholder  Services,  L.L.C.  and  the  Registrant,   dated
                   October  25,  1999.   (Previously   filed  as  Exhibit  3  to
                   Registrant's  Registration  Statement  on  Form  8-A/A  filed
                   November 3, 1999, and incorporated herein by reference.)

            4.5    Javelin  Technologies,  Inc. 1999 Stock Option/Stock Issuance
                   Plan.*

            5.1    Opinion of Olshan  Grundman  Frome  Rosenzweig & Wolosky LLP,
                   counsel  to  the  Registrant,  as  to  the  legality  of  the securities being registered.*
           23.1    Consent of Deloitte & Touche LLP.*
           23.2    Consent of Olshan  Grundman  Frome  Rosenzweig  & Wolosky LLP
                   (contained in Exhibit 5.1).*
           24.1    Power  of  Attorney  (included  on  signature  page  to  this
                   Registration Statement).*

            --------------
            *   Filed herewith.

Item 9.  Undertakings.

(a)         The undersigned registrant hereby undertakes:

                        (1) To file,  during any period in which offers or sales
            are being made,  a  post-effective  amendment  to this  Registration
            Statement  to include any material  information  with respect to the plan of distribution  not previously  disclosed in the  Registration
            Statement  or  any  material  change  to  such  information  in  the
            Registration Statement.

                        (2) That, for the purpose of  determining  any liability
            under the  Securities  Act of 1933,  each  post-effective  amendment shall be deemed to be a new registration  statement  relating to the securities  offered therein,  and the offering of such securities at that  time  shall be  deemed to be the  initial  bona fide  offering thereof; and

                        (3)  To  remove   from   registration   by  means  of  a
            post-effective  amendment  any of the  securities  being  registered which remain unsold at the termination of the offering.

            (b) The undersigned  registrant hereby undertakes that, for purposes of determining  any liability under the Securities Act of 1933, each filing of the  registrant's  annual report pursuant to Section 13(a)
            or  15(d)  of the  Securities  Exchange  Act  of  1934  (and,  where applicable,  each filing of an employee benefit plan's annual report pursuant to Section  15(d) of the  Securities  Exchange Act of 1934)
            that is  incorporated  by reference in this  Registration  Statement shall be deemed to be a new registration  statement  relating to the securities  offered therein,  and the offering of such securities at that  time  shall be  deemed to be the  initial  bona fide  offering thereof.

            (c) Insofar as  indemnification  for  liabilities  arising under the
            Securities  Act of 1933 may be permitted to directors,  officers and controlling  persons of the  registrant  pursuant  to the  foregoing provisions,  or otherwise,  the  registrant has been advised that in
            the  opinion  of  the  Securities  and  Exchange   Commission   such
            indemnification is against public policy as expressed in the Act and

                                      II-3

            is,  therefore,  unenforceable.  In  the  event  that  a  claim  for indemnification  against such liabilities (other than the payment by the registrant of expenses  incurred or paid by a director,  officer or controlling person of the registrant in the successful defense of any  action,  suit or  proceeding)  is  asserted  by such  director, officer or  controlling  person in  connection  with the  securities being registered,  the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate  jurisdiction  the question  whether such indemnification  by it is against  public policy as expressed in the
            Act and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the City of Stamford,  State of Connecticut,  on the 15th day of
May, 2002.
                                            NYFIX, INC.

                                            By: /s/ Peter K. Hansen
                                                --------------------------------
                                                Peter K. Hansen
                                                Chief Executive Officer and President

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby  constitutes and appoints Peter K. Hansen,  Chief Executive
Officer and President,  and Richard A. Castillo,  Chief Financial  Officer,  and
each of them individually,  as his true and lawful attorneys-in-fact and agents, with full power of  substitution,  for him in his name,  place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the  name and on  behalf  of the  undersigned  as  director  or officer of the Registrant  (i) any and all amendments or supplements  (including any  and all  stickers  and  post-effective  amendments)  to  this  Registration
Statement,  with  all  exhibits  thereto,  and  other  documents  in  connection therewith, and (ii) any and all additional registration statements,  and any and all  amendments  thereto,  relating to the same  offering of securities as those that are covered by this Registration  Statement that are filed pursuant to Rule
462(b)  promulgated  under the  Securities  Act of 1933 with the  Securities and
Exchange  Commission  and  any  applicable  securities  exchange  or  securities self-regulatory body, granting unto said  attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite  or necessary  to be done in and about the  premises,  as fully to all intents and  purposes as he might or could do in person,  hereby  ratifying  and confirming all that said  attorneys-in-fact  and agents, or their substitute(s), may lawfully do or cause to be done by virtue hereof.

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated:

     Signature                          Title                                     Date

/s/ Peter K. Hansen           Chief Executive Officer, President              May 15, 2002
----------------------        and Director (Principal Executive Officer)
Peter K. Hansen

/s/ Richard A. Castillo       Chief Financial Officer (Principal              May 15, 2002
-----------------------       Accounting Officer)
Richard A. Castillo

/s/ George O. Deehan          Director                                        May 15, 2002
----------------------
George O. Deehan

/s/ William J. Lynch          Director                                        May 15, 2002
--------------------
William J. Lynch

/s/ Carl E. Warden            Director                                        May 15, 2002
-------------------
Carl E. Warden

                              Director                                        May 15, 2002
-------------------
George Kledaras

                                      II-5

                                  EXHIBIT INDEX

4.1         Composite   Certificate   of   Incorporation   of  the   Registrant.
            (Previously  filed  as  Exhibit  3.1  to  Registrant's  Registration
            Statement on Form S-3 filed June 1, 2001, and incorporated herein by reference.)
4.2         By-Laws  of the  Registrant.  (Previously  filed as  Exhibit  3.2 to
            Registrant's  Registration Statement on Form 10 filed March 5, 1993, and incorporated herein by reference.)
4.3         Rights Agreement between Chase Mellon Shareholder  Services,  L.L.C.
            and the Registrant,  dated September 1, 1997.  (Previously  filed as
            Exhibit 1 to Registrant's  Registration  Statement on Form 8-A filed
            September 10, 1997, and incorporated herein by reference.)
4.4         First Amendment to Rights Agreement between Chase Mellon Shareholder
            Services,  L.L.C.  and  the  Registrant,  dated  October  25,  1999.
            (Previously   filed  as  Exhibit  3  to  Registrant's   Registration
            Statement  on Form 8-A/A filed  November 3, 1999,  and  incorporated herein by reference.)
4.5         Javelin Technologies, Inc. 1999 Stock Option/Stock Issuance Plan.*
5.1         Opinion of Olshan Grundman Frome  Rosenzweig & Wolosky LLP,  counsel to the  Registrant,  as to the  legality  of  the  securities  being registered.*
23.1        Consent of Deloitte & Touche LLP.*
23.2        Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1).*
24.1        Power of Attorney  (included on signature page to this  Registration
            Statement).*

--------------
*   Filed herewith.

                                      II-6